                             Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of
     OFI Tremont Core Strategies Hedge Fund and
     OFI Tremont Market Neutral Hedge Fund

We consent to the use of our report dated May 24, 2007 with respect to the statement of assets and  liabilities  of
OFI Tremont Core  Strategies  Hedge Fund,  including the statement of  investments,  as of March 31, 2007,  and the related  statements of  operations,  changes in net assets,  and cash flows and financial  highlights  for the year then ended.

We consent to the use of our report dated May 24, 2007 with respect to the statement of assets and  liabilities  of
OFI Tremont  Market  Neutral  Hedge Fund,  including the statement of  investments,  as of March 31, 2007,  and the related  statements of  operations,  changes in net assets,  and cash flows and financial  highlights  for the year then ended.

KPMG LLP

New York, New York
December 31, 2007